Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousands except per share amount)

	Projected Year Ended February 28, 2014	Projected Year Ended February 28, 2015
Net Sales:
Electrical and Industrial Products	$425,000 to $430,000	$500,000 to $535,000
Galvanizing Services	$335,000 to $340,000	$350,000 to $365,000
Total Sales	$760,000 to $770,000	$850,000 to $900,000

Diluted earnings per share	$2.30 to $2.40	$2.40 to $2.80

Net Sales by Market Segment:
Power Generation	39%	33%
Transmission and Distribution	16%	19%
Industrial	45%	49%

Electrical and Industrial Products
Revenues by Industry:
Power Generation	51%	48%
Transmission and Distribution	16%	14%
Industrial	33%	38%

Galvanizing Services
Revenues by Industry:
Electrical and Telecommunications	34%	36%
OEM’s	12%	11%
Industrial	36%	32%
Bridge and Highway	5%	6%
Petro Chemical	13%	15%

Operating Margins:
Electrical and Industrial Products	10% to 11%	11% to 13%
Galvanizing Services	27% to 29%	26% to 28%

Cash Provided By (Used In)Operations	$110,000 to $120,000	$90,000 to $110,000
Capital Expenditures	$50,000	$35,000 to $40,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$40,000 to $45,000	$45,000 to $50,000
Total Bank Debt	$430,000	$380,000 to $400,000

Cash Dividend	$14,500	$15,000

Percent of Business By Segment:
Electrical and Industrial Products	56%	59%
Galvanizing Services	44%	41%